Verbal Agreement

Date: July 29th, 2016

Hereby the Director of Starkot Corp. Ravi Kiran Inturi certify verbal intention to loan to Starkot Corp. in case if Starkot Corp. needs funds for its operation and paying obligations in the amount of fifty thousand (50,000) USA dollars. The loan amount does not have any interest and should be deemed as unsecure without repayment date.

Authorized signatures of Starkot Corp. and Ravi Kiran Inturi:

/s/ Ravi Kiran Inturi